SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”), effective as of the date of last signature below (the “Effective Date”), is by and between Nanobeak, Inc. a California corporation having its principal place of business at 575 Madison Avenue, 10th Floor, New York, NY 10022 (“Nanobeak”) and Vantage Health, a Nevada corporation, with a place of business at 401 Warren Street, Suite 200, Redwood City, CA 94063 (“VNTH”).

WHEREAS, Nanobeak and the National Aeronautics and Space Administration (“NASA”) entered into that certain License Agreement, dated December 31, 2013 (the “License Agreement”), pursuant to which NASA granted to Nanobeak rights to practice under certain patents and patent applications controlled by NASA;

WHEREAS, VNTH is developing personalized and point-of-care screening using applications based upon chemical sensing residing within a small device attached to a smartphone and desires to sublicense certain of the rights granted to Nanobeak under the License Agreement; and

WHEREAS, Nanobeak has agreed to license such rights to VNTH subject to and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Nanobeak and VNTH hereby agree as follows:

1.                  License Agreement. Nanobeak has provided VNTH with a true and complete copy of the License Agreement, and VNTH acknowledges receipt thereof. Terms used in all capitalized letters in this Agreement that are not otherwise defined herein shall have the meanings given to such terms in the License Agreement.

2.                  Sublicense.

2.1.            Nanobeak hereby grants to VNTH a terminable, royalty-bearing, non-exclusive sublicense to practice, i.e., to make, have made, use, offer to sell, sell, transfer, or dispose of, the LICENSED INVENTION in accordance with the LICENSED AREA and the VNTH Field of Use. As used in this Agreement, “VNTH Field of Use” means the portion of the LICENSED FIELD OF USE that relates to disease detection. VNTH acknowledges that this sublicense is subject to NASA’s reserved rights set forth in Section 2.4 of the License Agreement.

2.2.            In the event that, subsequent to the Effective Date, NASA and Nanobeak expand the scope of the license or enter into any subsequent agreement a contemplated under Section 2.2 of the License Agreement, the parties will amend this Agreement accordingly.

2.3.            VNTH may grant further sublicenses of the rights granted hereunder, however, any such sublicense will be subject to NASA’s approval and the other rights of NASA set forth in Article III of the License Agreement.

2.4.            VNTH shall be bound by, and shall comply with, Articles V, VI, VIII, IX, X, XI, XII, XIII, XVII and XIV and Section 9.11 of the License Agreement as if “LICENSEE” under the Agreement to the extent that such Articles and Section apply to the rights granted to VNTH under this Agreement; however, any reports or notices required to be provided to NASA under any of the foregoing shall be provided by VNTH to Nanobeak, and Nanobeak shall be responsible for providing the required reports or notices to NASA.

3.                  Royalties and Payments.

3.1.            VNTH agrees to pay Nanobeak a running royalty of the NET SALES OF ROYALTY-BASE PRODUCTS AND PROCESSES for each ACCOUNTING PERIOD. The amount royalty rate shall be the same royalty rate as that required to be paid by Nanobeak pursuant to Section 7.2 of the License Agreement.

3.2.            VNTH agrees to pay Nanobeak minimum royalties in the same amount and at the same times as the minimum royalties payable by Nanobeak pursuant to Section 7.3 of the License Agreement.

3.3.            Sections 7.4 – 7.7 (inclusive) of the License Agreement shall apply to this Agreement in the same manner as they apply to the License Agreement, mutatis mutandis.

3.4.            VNTH shall be responsible for payment of any interest, penalties, administrative costs, costs of collection and any associated reasonable attorney fees assessed by NASA pursuant to Section 7.8 of the License Agreement that result from payments that are not timely paid by VNTH.

4.                  Term and Termination.

4.1.            This Agreement shall commence on the Effective Date and shall continue until the earlier of (a) expiration or termination of the License Agreement or (b) termination of this Agreement as set forth in Section 4.2 of this Agreement.

4.2.            VNTH may terminate this Agreement on the same grounds and in the same manner in which LICENSEE may terminate the License Agreement under Section 19.2 and 19.3. Nanobeak may terminate this Agreement on the same grounds and in the same manner in which LICENSOR may terminate the License Agreement under Section 19.2, 19.4 and 19.5.

4.3.            Nanobeak may not terminate the License Agreement pursuant to Section 19.3 of the License Agreement without VNTH’s prior written consent, not to be unreasonably withheld, conditioned or delayed. VNTH may not withhold such consent in the event that it is not exercising, and does not within the immediately following six (6) month period have bona fide plans to exercise, the rights granted under this Agreement.

5.                  Applicability of Certain Articles and Sections of the License Agreement. Articles XVI, XVIII, XX – XXVII (inclusive) and Section 19.1 of the License Agreement shall apply to this Agreement in the same manner as they apply to the License Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, Nanobeak and VNTH have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

NANOBEAK, INC. By: /s/ Jeremy Barbera Name: Jeremy Barbera Title: Chief Executive Officer Date: February 20, 2014	VANTAGE HEALTH By: /s/ Jeremy Barbera Name: Jeremy Barbera Title: Chief Executive Officer Date: February 20, 2014

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